Exhibit 10.5

One Sansome St. 40th Floor

San Francisco, CA 94104

hr@wish.com

November 19, 2020

Dear Peter Szulczewski:

ContextLogic Inc. (the “Company” or “Wish”) is pleased to confirm your continued employment on the following terms:

1.	Position. You will continue to serve as Founder and Chief Executive Officer, reporting to the Company’s Board of Directors.

2.	Compensation. Your current annual base salary is $450,000, less taxes and applicable withholdings, and payable in accordance with the Company’s standard payroll schedule.

3.

Employee Benefits. As a regular employee of the Company, you will continue to be eligible to participate in a number of Company-sponsored benefits, including our group health insurance plan, in accordance with the applicable plan documents and policies. The Company reserves the right to modify or discontinue such benefit plans in its sole discretion. In addition, you will continue to be eligible to participate in the Company’s paid time off policy, as in effect from time to time.

4.

Equity Awards. This letter agreement does not amend the terms of any of your outstanding stock options or restricted stock units, all of which remain subject to the terms and conditions of the plan under which they were granted and the terms and conditions of the applicable equity award agreements.

5.

Employment Relationship. Your employment with the Company will continue to be at-will. This means that you have the right to resign and the Company has the right to terminate your employment at any time, for any or no reason, with or without cause, and with or without notice. Any contrary representations that may have been made to you are superseded by this letter agreement. Although your job duties, title, responsibilities, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a designated member of the Company’s Board of Directors (other than yourself).

6.	Tax Matters.

(a)	Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)

Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

7.

Interpretation, Amendment and Enforcement. This letter agreement represents the entire agreement between you and the Company with respect to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral, with respect to the subject matter of this agreement. Your Confidential Information and Invention Assignment Agreement will remain in full force and effect.

* * * * *

Please confirm your agreement with these terms by signing and dating this letter agreement and returning them to me.

Very truly yours,

CONTEXTLOGIC INC.

/s/ Tanzeen Syed
Tanzeen Syed

I confirm my current employment arrangement based upon the terms stated in this letter agreement. I also acknowledge that this letter sets forth the full and complete agreement between myself and the Company related to the terms of my employment.

/s/ Peter Szulczewski
Peter Szulczewski

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